EXHIBIT 99.3

ADEPT TECHNOLOGY, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 10, 2011, the Company completed the acquisition of InMoTx, Inc. (“InMoTx”). Based in Denmark, InMoTx is a provider of industry leading robotic platform solutions and gripping technology for the global food processing market.

Pursuant to the terms of the Merger Agreement, the merger consideration payable to InMoTx shareholders included cash and stock valued at up to $4.3 million. Upon the merger, Adept paid $1.5 million in cash, and issued 199,979 shares of our common stock to InMoTx shareholders, of which all shares are subject to a holdback arrangement to secure the InMoTx shareholder indemnity obligations for an eighteen month period.  Adept also issued 100,000 shares of our restricted common stock to the InMoTx chief technology officer, to vest on the third anniversary of the merger, contingent upon his continued employment by Adept or a subsidiary on the third anniversary of the merger, subject to certain exceptions for disability, termination without cause or termination for good reason or a change of control. Adept has also agreed to make certain contingent annual payments in cash to the InMoTx shareholders in an amount equal to ten percent (10%) of the revenues of the acquired business and related products, and to the InMoTx chief technology officer in an amount equal to two percent (2%) of the revenues of the acquired business and related products achieved in excess of specified thresholds during the Adept four fiscal quarters closest to the calendar year periods of 2011 through 2013.

The selling stockholders have agreed to indemnify Adept for breaches of representations, warranties and covenants contained in the Merger Agreement for losses  up to $1 million subject  to certain exceptions for core corporate and intellectual property representations or taxes for which the indemnification obligation is up to $1.5 million plus the value of 199,979 shares. The term of the indemnification will expire twelve months from the date of closing, with certain exceptions for core corporate and intellectual property representations, taxes and fraud.

Pro forma information is intended to provide investors with information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements, illustrating the scope of the change in the historical financial position and results of operations. The Unaudited Pro Forma Financial Data are prepared in accordance with Article 11 of Regulation S-X.

The Unaudited Pro Forma Financial Data set forth below are not fact and there can be no assurance that our actual results will not differ significantly from those set forth below or that the impact of the InMoTx acquisition will not differ significantly from those presented below. Accordingly, the Unaudited Pro Forma Financial Data are presented for illustrative purposes only and do not purport to represent, and are not necessarily indicative of, what our actual financial position and results of operations would have been had the InMoTx acquisition occurred on the dates indicated, nor are they indicative of our future financial position or results of operations. Readers of this 8-K/A are cautioned not to place undue reliance on such information and no one makes any representation regarding the information set forth below or our ultimate performance compared to it.

Unaudited Pro Forma Condensed Combined Financial Data

This unaudited pro forma condensed combined financial data should be read in conjunction with the historical financial statements and the accompanying notes of InMoTx, Inc. (contained elsewhere in this Form 8-K/A) and the Company’s historical financial statements and the accompanying notes appearing in its historical periodic Securities and  Exchange Commission (“SEC”) filings, including Adept’s Annual Report on Form 10-K for the year ended June 30, 210, and Adept’s Quarterly Report on Form 10-Q for the interim period ended December 25, 2010, filed with the SEC.

The unaudited pro forma condensed combined financial data for the three and nine months ended March 26, 2011 reflect the InMoTx acquisition and related events as if they had been consummated on July 1, 2010, the first day of Adept’s fiscal year 2011. The pro forma financial information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been achieved if the acquisition had been completed as of the dates indicated, and should not be taken as representative of future consolidated results of operations or financial condition of Adept.

Had the InMoTx acquisition occurred at the beginning of the reporting periods, the Company’s net loss would have been $3.3 million for the three months ended March 26, 2011, and the Company’s net income would have been $45,000 for the three months ended March 27, 2010.  For the nine months ended March 26, 2011 and March 27, 2010, the Company’s net loss would have been $7.3 million and $4.2 million, respectively.  The Company’s diluted net income (loss) per share would have been ($0.38) and $0.01 for the three months ended March 26, 2011 and March 27, 2010, respectively, and ($0.84) and ($0.50) for the nine months ended March 26, 2011 and March 27, 2010, respectively.

The pro forma information set forth above is based on currently available information and upon certain assumptions that our management believes to be reasonable. We do not intend to update or otherwise revise such pro forma information to reflect circumstances existing after the date when such pro forma information was prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying such pro forma information are shown to be in error. The pro forma information set forth above is not fact and there can be no assurance that our actual results will not differ significantly from such pro forma information. Accordingly, such pro forma information is not intended to be indicative of our future results of operations or results that might be achieved, and you should not rely on such pro forma information as being indicative of our future results.

The pro forma information set forth above is a “forward-looking statement” within the meaning of the federal securities laws and is subject to risks and uncertainties. Readers of this 8-K/A are cautioned not to place undue reliance on such pro forma information and no one makes any representation regarding such pro forma information or our ultimate performance compared to it.